Exhibit 10.56

December 14, 2007

Melodie R. Domurad, PhD

74 Kensington Park

Arlington, MA  02476

Dear Melodie,

We are pleased to invite you to join us as an employee of BioSphere Medical, Inc. (the “Company”).  On behalf of the Company, I set forth in this letter agreement the terms of your offer of at-will employment with the Company:

1.             Employment; Location; Duties.

You will be employed to serve on a full-time basis as Vice President of Regulatory, Medical Affairs and Quality Systems, and will be based at the Company’s headquarters in Rockland, Massachusetts.  You will be subject to the supervision of, and shall have such authority as is delegated to you by, the Chief Executive Officer of the Company.  Assuming you accept this offer, your employment will begin on January 14, 2008. These terms of your offer of at-will employment will become effective on such date.

By accepting employment with the Company, you will be agreeing to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Chief Executive Officer shall from time to time reasonably assign to you.  You agree to devote your entire business time, attention and energies to the business and interests of the Company during your employment.  You also agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

2.             Compensation.

2.1           Base Salary.  Your initial base salary will be $230,000, less applicable taxes and withholdings, paid bi-weekly in accordance with the Company’s payroll practices (“Base Salary”).  Such salary and pay schedule may be adjusted from time to time, in accordance with normal business practice and in the sole discretion of the Company’s Board of Directors or the Compensation Committee, as provided in the Compensation Committee Charter.

2.2           Bonus.  Subject to the second sentence of this Section 2.2, you will be eligible to receive an annual bonus in an amount equal to up to 30% of your then current base salary, to be paid based upon your achievement of milestones and objectives to be mutually agreed upon annually by you and the Chief Executive Officer with the oversight of the Compensation Committee of the Board of Directors, but, in any event, such bonus shall be paid by March 15 of the year following the year to which the bonus relates, provided that you remain an employee of the Company at the time such bonus is paid.  You will first be eligible to receive a bonus in 2009 for services rendered in 2008.

2.3           Other Benefits. You shall be eligible to participate in all benefit programs that the Company establishes and generally makes available to its employees, if any, to the extent that the terms of such programs make you eligible to participate, including but not limited to the Company’s health insurance plan, 401(k) plan, and policies governing paid time off.  In addition, you shall be entitled to three (3) weeks paid vacation per year, subject to the Company’s policies and procedures, to be taken at such times as may be approved by the Company’s Chief Executive Officer or his designee.  The Company reserves the right to amend and/or terminate any plan, benefit, or program at any time with or without notice or publication.

2.4           Stock Options.  Subject to approval by the Compensation Committee of the Board of Directors, at the next regularly scheduled meeting of the Compensation Committee (the “Grant Date”) you will be granted, pursuant to the Company’s 2006 Stock Incentive Plan (the “Plan”) an option to purchase 100,000 shares of Common Stock, $0.01 par value (“Common Stock”) of the Company pursuant to the terms and conditions of the Plan and a stock option agreement issued thereunder, such option to be exercisable at a price per share equal to the closing price of the Company’s Common Stock on the NASDAQ Stock Market on the Grant Date, such option to vest and become exercisable, subject to your continued employment, at a rate of 20% of the total shares underlying the option on the first anniversary of the Grant Date and as to an additional 20% at the end of each full year thereafter.

2.5           Reimbursement of Expenses.  The Company shall reimburse you for all reasonable travel, entertainment and other expenses incurred or paid by you in connection with, or related to, the performance of your duties, responsibilities or services as an employee of the Company, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time.  Notwithstanding the foregoing, (i) the expenses eligible for reimbursement in any one taxable year may not affect the expenses eligible for reimbursement in any other taxable year, (ii) such reimbursement must be made on or before the last day of the year following the year in which the expenses was incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.

2.6           Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

3.             Termination Upon or in Anticipation of a Change in Control.

3.1           In the event your at-will employment is terminated by the Company without Cause (as defined below) in anticipation of, or within twelve months after, a Change in Control (as defined below), the Company shall continue to pay to you your salary as in effect on the date of termination and the amount of the annual bonus paid to you for the fiscal year immediately preceding the date of termination (payable in annualized monthly installments) and shall, provided you elect to receive group medical insurance pursuant to the federal “COBRA”

law,  29 U.S.C. § 1161 et seq., provide to you (so long as you are entitled to COBRA coverage) reimbursement for the share of the premium for group medical and dental that is paid by the Company for active and similarly-situated employees who receive the same type of coverage, until the date 12 months after the date of termination, provided, however, that the Company’s obligation to make the aforesaid payments or provide the aforesaid benefits shall immediately terminate in the event that you violate the provisions of Section 4 or Section 5 during such 12 month period.  The payment to you of the amounts payable under this Section 3.1 shall be contingent upon your execution of a release in a form reasonably acceptable to the Company and (ii) shall constitute your sole remedy in the event of a termination of your employment in the circumstances set forth in this Section 3.1.

Payments to the Employee under this Section 3.1 shall be bifurcated into two portions, consisting of a portion that does not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and a portion that does constitute nonqualified deferred compensation.  Payments hereunder shall first be made from the portion that does not consist of nonqualified deferred compensation until it is exhausted and then shall be made from the portion that does constitute nonqualified deferred compensation.  Notwithstanding the foregoing, because the Employee is a “specified employee” as defined in Section 409A (a)(3)(B)(i) of the Code, the commencement of the delivery of any such payments that constitute nonqualified deferred compensation will be delayed to the date that is 6 months and one day after the Employee’s termination of employment (the “Earliest Payment Date”) unless payable upon the Employee’s death.  Any payments that are delayed pursuant to the preceding sentence shall be paid on the Earliest Payment Date.  The determination of whether, and the extent to which, any of the payments to be made to the Employee hereunder are nonqualified deferred compensation shall be made after the application of all applicable exclusions under Treasury Reg. § 1.409A-1(b)(9).  Any payments that are intended to qualify for the exclusion for separation pay due to involuntary separation from service set forth in Reg. § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of the Employee following the taxable year of the Employee in which the Employee’s termination of employment occurs.

3.2           “Cause” shall, for the purposes of Section 3.1, mean (a) your continued failure to substantially perform your reasonably assigned duties (other than any such failure resulting from incapacity due to physical or mental illness), after notice of such failure is received by you from the Board which specifically identifies the manner in which the Board believes you have not substantially performed your duties; or (b) your willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.  For purposes of this Section 3.2, no act or failure to act by you shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that your action or omission was in the best interests of the Company.

3.3           “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections, but is specifically exempted from another such subsection):

(a)           the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this Section 3.3; or

(b)           such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the  Board (i) who was a member of the Board on the date of the execution of this letter agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c)           the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock

and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(d)           approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

4.             Non-Competition and Non-Solicitation.

4.1           Restricted Activities.  While you are employed by the Company and for a period of one year after the termination or cessation of such employment for any reason, you will not directly or indirectly either alone or in association with others (i) solicit, or assist, directly or indirectly any person or organization to solicit, any employee of the Company to leave the employ of the Company, or (ii) solicit for employment, hire or engage as an independent contractor, or assist, directly or indirectly any person or organization to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at the time of the termination or cessation of your employment with the Company; provided, that this clause (ii) shall not apply to the solicitation, hiring or engagement of any individual whose employment with the Company has been terminated for a period of six months or longer.

4.2           Extension.  If you violate the provisions of Section 4.1, you shall continue to be bound by the restrictions set forth in Section 4.1 until a period of one year has expired without any violation of such provisions.

4.3           Interpretation.  If any restriction set forth in Section 4.1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

4.4           Equitable Remedies.  The restrictions contained in this Section 4 are necessary for the protection of the business and goodwill of the Company and are considered by you to be reasonable for such purpose.  You agree that any breach of this Section 4 is likely to cause the Company substantial and irrevocable damage which is difficult to measure.  Therefore, in the event of any such breach or threatened breach, you agree that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 4 and you hereby waive the adequacy of a remedy at law as a defense to such relief.

5.             Proprietary Information and Developments.

5.1           Proprietary Information.

(a)           You agree that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company.  You will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes other than in the performance of your duties as an employee of the Company without written approval by an officer of the Company, either during or after your employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by you or unless required by law.

(b)           You agree that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material, whether created by you or others, which shall come into your custody or possession, shall be and are the exclusive property of the Company to be used by you only in the performance of your duties for the Company.  All such materials or copies thereof and all tangible property of the Company in your custody or possession shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of your employment.  After such delivery, you shall not retain any such materials or copies thereof or any such tangible property.

(c)           You agree that your obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and your obligation to return materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to you.

5.2           Developments.

(a)           You will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by you or under your direction or jointly with others during your employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this letter agreement as “Developments”).

(b)           You agree to assign and do hereby assign to the Company (or any person or entity designated by the Company) all your right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications.  However, this paragraph (b) shall not apply to Developments which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice and which are made and conceived by you not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information.  You understand that, to the extent this letter agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph (b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.  You also hereby waive all claims to moral rights in any Developments.

(c)           You agree to cooperate fully with the Company, both during and after your employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments.  You shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.  You further agree that if the Company is unable, after reasonable effort, to secure your signature on any such papers, any executive officer of the Company shall be entitled to execute any such papers as your agent and attorney-in-fact, and you hereby irrevocably designate and appoint each executive officer of the Company as your agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

5.3           United States Government Obligations.  You acknowledge that the Company from time to time may have agreements with other parties or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  You agree to be bound by all such obligations and restrictions which are made known to you and to take all appropriate action necessary to discharge the obligations of the Company under such agreements.

5.4           Equitable Remedies.  The restrictions contained in this Section 5 are necessary for the protection of the business and goodwill of the Company and are considered by you to be reasonable for such purpose.  You agree that any breach of this Section 5 is likely to cause the Company substantial and irrevocable damage which is difficult to measure.  Therefore, in the event of any such breach or threatened breach, you agree that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 5 and you hereby waive the adequacy of a remedy at law as a defense to such relief.

6.             Conflicts.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

7.             Successors and Assigns.

This letter agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that your obligations are personal and shall not be assigned by you.  Notwithstanding the foregoing, if the Company is merged with or into a third party which is engaged in multiple lines of business, or if a third party engaged in multiple lines of business succeeds to the Company’s assets or business, then for purposes of Section 4.1, the term “Company” shall mean and refer to the business of the Company as it existed immediately prior to such event and as it subsequently develops and not to the third party’s other businesses.

8.             At-Will Status, Authorization to Work and Choice of Law.

This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice.  Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company except as described in Section 3.1.

You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986.  You may need to obtain a work visa in order to be eligible to work in the United States.  If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

This letter agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflict of laws provisions thereof).  Any action, suit or other legal proceeding arising under or relating to any provision of this letter agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court.  The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this letter agreement.

If this letter correctly sets forth the terms under which the Company will employ you, please sign the enclosed duplicate of this letter in the space provided below and return it to me.

9.             Section 409A.

Notwithstanding anything else to the contrary in this agreement, to the extent that any of the payments that may be made hereunder constitute “nonqualified deferred compensation”, within the meaning of Section 409A and the Employee is a “ specified employee” upon his separation (as defined under Section 409A), the timing of any such payment following the separation date shall be modified if, absent such modification, such payment would otherwise be subject to penalty under Section 409A.  In any event, the Company makes no representation or warranty and shall have no liability to the Employee or to any other person if any provisions of this agreement are determined to constitute “nonqualified deferred compensation” subject to Section 409A, but do not satisfy the requirements of that section.

Sincerely,

		By:	/s/ Richard J. Faleschini
Name: Richard J. Faleschini
Title: President and Chief Executive Officer

The foregoing correctly sets forth the terms of my
at-will employment by BioSphere Medical, Inc.,
including but not limited to Sections 4 and 5 above.

/s/ Melodie R. Domurad
Melodie R. Domurad

Date Accepted:	December 18, 2007